COVENANT TRANSPORT ANNOUNCES FIRST QUARTER FINANCIAL AND
                               OPERATING RESULTS

CHATTANOOGA,   TENNESSEE   -  April  20,   2004  -  Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended March 31, 2004.

For the quarter, revenue remained essentially constant at $137.7 million in the 2004 quarter and $137.9 million in the 2003 quarter. Freight revenue, before fuel surcharges, also remained essentially constant, at $130.6 million in the 2004 quarter and $130.4 million in the 2003 quarter. Net income decreased to $721,000, or $.05 per diluted share, from $839,000, or $.06 per diluted share, for the first quarter of 2003.

Chairman, President, and Chief Executive Officer David R. Parker stated, "We were encouraged by several trends that developed during the quarter and, based on these trends, we expect the remainder of the year to improve considerably. The three main trends were a substantial increase in revenue per loaded mile, drawing to the end of a substantial fleet upgrade, and significantly decreasing our number of tractors without drivers.

We were pleased with the progress on the revenue side of our business. Our revenue per loaded mile, excluding fuel surcharges, increased 5.3%, to $1.318 compared with $1.252 in the same quarter last year. The trend is continuing in April, as we have renewed several large contracts at meaningfully higher rates.

We are nearing the end of a massive equipment upgrade, in which we accepted delivery of 1,700 tractors and 3,800 trailers and disposed of 1,700 and 2,900 trailers over the past nine months. Compared with the first quarter of last year, our operating expenses relating to ownership/lease costs of revenue equipment increased approximately $.05 per mile. Ownership/lease costs include both leased and owned equipment and are reflected in the combined cost of revenue equipment rentals, depreciation, and interest. Of that amount, about $.02 per mile, or $.08 per share, related to the trade-in costs and accelerated depreciation for the used equipment mentioned above. The remainder relates the addition of 1,530 trailers versus year ago in order to improve our customer service as our average length of haul has decreased and to the increased cost of revenue equipment. The increases described above were partially offset by savings in the areas of tractor and trailer maintenance, as the newer fleet saved us $.017 per mile compared with the same quarter last year. This resulted in a net increase of approximately $.033 per mile in operating costs relating to revenue equipment. We expect our ownership/lease cost to drop by approximately $.02 to

$.025 per mile by the end of the year as the majority of the trade-in and accelerated depreciation costs associated with the fleet upgrade roll off.

Finally, we experienced lower than anticipated truck utilization during the quarter primarily caused by intense competition for drivers that resulted in approximately 6.6% of our tractors being unmanned at the beginning of January. During the quarter, we announced a $.03 per mile driver pay increase that became effective March 15 and reduced our unmanned truck percentage by half at March
31. The length of time it took to correct the unseated truck percentage was the main factor in causing our earnings per share to be $.05 compared with the $.06 per share we expected in January.

Regarding the new federal hours of service rules, I am very proud of the effort that our office and driving personnel have shown in implementing and following these new rules. We have experienced some reduction in equipment utilization, although it is difficult to judge the full extent because of severe winter weather and seasonally lower freight demand in the first quarter. We are responding to the new rules by imposing higher detention billing and reducing the number of loads with multiple stops. Accessorial revenue increased by $.023 per mile during the quarter with detention revenue being the largest component. We will remain committed that neither the Company nor our drivers will be negatively impacted financially by these new rules.

Our balance sheet remains strong despite acquiring a substantial amount of revenue equipment that brought the average age of our fleet at historical lows. The average age of our tractor fleet was 1.5 years during the quarter compared to 2.2 years last year. The average age of our trailer fleet was 2.4 years during the quarter versus 4.6 years last year. At March 31, 2004, we had $192.9 million in stockholders' equity and $40.5 million in balance sheet debt, for a debt-to-total capitalization ratio of 17%. During the quarter, we paid down $21.2 million of balance sheet debt and added approximately the same amount in capitalized value of operating leases. For the year we expect to purchase approximately 1,200 tractors and 1,600 trailers and trade approximately 1,200 tractors and 1,600 trailers.

Looking forward, we are very encouraged about the remainder of the year. In forming our outlook, we assume that the economy remains robust and our customers' freight levels are strong, fuel prices do not move rapidly higher and we continue to collect surcharges on a consistent basis, our detention and other accessorial programs are successful, and we attain and maintain an unseated tractor percentage of 2% to 3% for the remainder of the year. Based on those assumptions and a continuation of current trends in safety and maintenance costs, we continue to expect earnings per share for the year in the range of $1.05 to $1.10 that we announced in January. We expect freight rates to accelerate throughout the year as freight improves and afford us an opportunity to improve our margins nicely throughout the year."

The Company also noted the following regarding its first quarter revenue. Historically, we have measured freight revenue, before fuel and accessorial surcharges, in addition to total revenue, because we believed that removing these sometimes volatile sources of revenue affords a more consistent basis for comparing results of operations from period to period. As a result of the new federally mandated hours of service rules, the additional accessorial charges associated with the new rules, and the expectation that the accessorial charges associated with the rules will become an ongoing part of the business, we determined it was appropriate to reflect accessorial revenue in freight revenue beginning with the first quarter of 2004. Freight revenue and related statistics such as rate per loaded and total mile and revenue per tractor per week have been reclassified in prior periods to reflect this change.

The Company will be hosting a conference call on Wednesday, April 21, 2004 at 11:00 a.m. EST. The public will be able to listen and participate in the call telephonically by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 6737086. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America. The Company's Class A common stock is traded on the Nasdaq National Market under symbol, "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more or our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, parts, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment; the resale value of our used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; high insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements;
and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer          (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                              (423) 825-3357
perkim@covenanttransport.com

                            Covenant Transport, Inc.
                     Key Financial and Operating Statistics

                                                                  Three Months Ended March 31
                                                         -----------------------------------------------

($000s)                                                        2004            2003         % Change
                                                               ----            ----         --------
Freight revenue                                              $130,590        $130,353          0.2%
Fuel surcharge revenue                                          7,077           7,522
                                                         ---------------------------------
      Total revenue                                          $137,667        $137,875         -0.2%

Operating expenses
     Salaries, wages and related expenses                      51,958          53,810
     Fuel expense                                              27,551          28,788
     Operations and maintenance                                 7,711           9,994
     Revenue equipment rentals and
        purchased transportation                               18,564          14,818
     Operating taxes and licenses                               3,479           3,431
     Insurance and claims                                       8,265           8,039
     Communications and utilities                               1,781           1,708
     General supplies and expenses                              3,497           3,173
     Depreciation and amortization                             11,803          10,600
                                                         ---------------------------------
Total operating expenses                                      134,609         134,361
                                                         ---------------------------------

Operating income                                                3,058           3,514        -13.0%
Other (income) expenses:
     Interest expense                                             608             651
     Interest income                                              (11)            (38)
     Other                                                         20             (15)
                                                         ---------------------------------
Other (income) expenses, net                                      617             598
                                                         ---------------------------------
Income before income taxes                                      2,441           2,916        -16.3%
Income tax expense                                              1,720           2,077
                                                         ---------------------------------
Net income                                                       $721            $839        -14.1%
                                                         =================================

Basic earnings per share                                        $0.05           $0.06        -16.7%
Diluted earnings per share                                      $0.05           $0.06        -16.7%
Weighted avg. common shares outstanding                        14,676          14,381
Weighted avg. common shares outstanding                        14,858          14,670
     adjusted for assumed conversions

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue                   0.55%           0.64%
Average revenue per loaded mile                                $1.318          $1.252          5.3%
Average revenue per total mile                                 $1.201          $1.150          4.4%
Average revenue per tractor per week                           $2,749          $2,712          1.4%
Average miles per tractor per period                           29,749          30,308         -1.8%
Weighted avg. tractors for period                               3,646           3,726         -2.1%
Tractors at end of period                                       3,589           3,717         -3.4%
Trailers at end of period                                       9,048           7,516         20.4%

                                                            March 2004        Dec 2003
                                                           ------------      ----------
Total assets                                                 $335,331         $354,281
Total equity                                                  192,913          192,143
Total debt, including current maturities                       40,453           61,653
Debt to Capitalization Ratio                                   17.3%            24.3%